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                                                                 EXHIBIT (A)(5)

COOPER RIVER PROPERTIES, L.L.C.
P.O. Box 19059
Greenville, SC 29602

CONTACT:       Edward McCarthy of Beacon Hill Partners, Inc.
               (212) 843-8500


FOR IMMEDIATE RELEASE


                           COOPER RIVER ANNOUNCEMENT

       GREENVILLE, SOUTH CAROLINA, August 18, 1998--Cooper River Properties, L.L.C. today announced that it has extended the expiration date of its outstanding tender offers for limited partnership interests in Shelter Properties I Limited Partnership, Shelter Properties II Limited Partnership, Shelter Properties IV Limited Partnership, Shelter Properties V Limited Partnership, Shelter Properties VI Limited Partnership and Shelter Properties VII Limited Partnership. The expiration date for each tender offer has been extended to 5:00 p.m., New York time, on Friday, August 21, 1998. The offers were previously scheduled to expire at 12:00 midnight on Monday, August 17, 1998.

       Cooper River reported, based on information provided by the depositary for the offers, that as of the close of business on August 17, 1998, approximately 1,007 interests had been tendered pursuant to the Shelter Properties I offer, approximately 1,724 interests had been tendered pursuant to the Shelter Properties II offer, approximately 4,055 interests had been tendered pursuant to the Shelter Properties IV offer, approximately 2,583 interests had been tendered pursuant to the Shelter Properties V offer, approximately 2,903 interests had been tendered pursuant to the Shelter Properties VI offer and approximately 1,430 interests had been tendered pursuant to the Shelter Properties VII offer.

       For further information, please contact Beacon Hill Partners at (800) 854-9486, which is acting as the Information Agent for the offers.


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